Exhibit (d)(vi)

                          EXPENSE LIMITATION AGREEMENT


         THIS EXPENSE LIMITATION AGREEMENT is made as of the 5th day of September, 2002 by and among DEUTSCHE INVESTORS FUNDS, INC., on behalf of JAPANESE EQUITY FUND, a Maryland corporation (the "Fund"), DEUTSCHE INVESTORS PORTFOLIOS TRUST, on behalf of JAPANESE EQUITY PORTFOLIO, a New York business trust (the "Portfolio") and DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation ("DeAM, Inc." or the "Advisor"), with respect to the following:

         WHEREAS, DeAM, Inc. serves as the Portfolio's investment advisor pursuant to an Investment Advisory Agreement dated September 5, 2002; and

         WHEREAS, the Advisor has voluntarily agreed to waive its fees and reimburse expenses so that the Fund's total annual operating expenses do not exceed 1.40% of the Class A Shares' average daily net assets, 2.15% of the Class B Shares' average daily net assets, 2.15% of the Class C Shares' average daily net assets and 1.15% of the Class S Shares' average daily net assets; and

         WHEREAS, the Fund and the Advisor desire to formalize this voluntary fee waiver and expense reimbursement arrangement for the period beginning on September 5, 2002 and ending on December 31, 2003.

         NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Advisor agrees to waive its fees and reimburse expenses for the period from September 5, 2002 and ending on December 31, 2003 to the extent necessary so that the Fund's total annual operating expenses do not exceed 1.40% of the Class A Shares' average daily net assets, 2.15% of the Class B Shares' average daily net assets, 2.15% of the Class C Shares' average daily net assets and 1.15% of the Class S Shares' average daily net assets.

         2. Upon the termination of the Investment Advisory Agreement, this Agreement shall automatically terminate.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]

                                        DEUTSCHE INVESTORS PORTFOLIOS TRUST
                                        on behalf of Japanese Equity Portfolio


                                        /s/ Bruce A. Rosenblum
                                        -----------------------------------
                                        By: Bruce A. Rosenblum
                                        Title: Assistant Secretary


                                        DEUTSCHE INVESTORS FUNDS, INC.
                                        on behalf of Japanese Equity Fund


                                        /s/ Bruce A. Rosenblum
                                        -----------------------------------
                                        By: Bruce A. Rosenblum
                                        Title: Assistant Secretary



                                        DEUTSCHE ASSET MANAGEMENT, INC.


                                        /s/ Daniel O. Hirsch
                                        -----------------------------------
                                        By:    Daniel O. Hirsch
                                        Title: Vice President




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